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Exhibit 99.2

        XENOGEN CORPORATION
SPECIAL MEETING OF STOCKHOLDERS,                        , 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
XENOGEN CORPORATION

        The undersigned stockholder(s) of Xenogen Corporation, a Delaware corporation, hereby revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on                        , 2006 and the Joint Proxy Statement - Prospectus, each dated                        , 2006, and hereby appoints David W. Carter, William A. Albright, Jr. and Jason M. Brady, and each of them, as proxies and attorneys-in-fact of the undersigned, each with full power of substitution, with full authority to vote on behalf of the undersigned at the Special Meeting of Stockholders of Xenogen Corporation to be held at Xenogen Corporation's facility located at 2061 Challenger Drive, Alameda, California, on                        , 2006 at 10:00 a.m., Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the following manner:

        1.     Adoption of the Agreement and Plan of Merger, dated as of February 10, 2006, by and among Caliper Life Sciences, Inc., Xenogen Corporation and Caliper Holdings, Inc. (the "Merger Agreement").

FOR	AGAINST	ABSTAIN
☐	☐	☐

        2.     Adjournment of the special meeting of Xenogen Corporation stockholders, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient voted in favor of adoption of the Merger Agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

        It is not expected that any matters other than those described in the Joint Proxy Statement - Prospectus will be presented at the Special Meeting. If any other matters are presented, the proxies are authorized to vote upon such other matters in accordance with their discretion.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2.

        Please date this proxy and sign your name exactly as it appears below. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority. In the case of shares owned by a corporation, an authorized officer should sign and state his or her title. In the case of shares owned by a partnership, an authorized partner or other person should sign. Please return the signed proxy in the enclosed envelope.

        Please be sure to sign and date this Proxy

, 200_

Authorized Signature(s)	Date

Authorized Signature(s)

        Please print the name(s) appearing on each share certificate(s) over which you have voting authority: (Print name(s) on certificate(s)).

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  Exhibit 99.2